Exhibit 20.1

Notice of Annual Meeting of Shareholders

To Be Held November 21, 2022

NovAccess Global Inc., a Colorado corporation, will hold its 2022 annual meeting of shareholders on Monday, November 21, 2022, starting at 11:00 AM EST/8:00 AM PST. Only shareholders of record at the close of business on November 11, 2022 are entitled to vote at the meeting and at any adjournment or postponement of the meeting.

The meeting will be held virtually and shareholders may attend via Zoom by computer or phone:

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At the meeting, management will present a business update and our shareholders will be asked to consider and vote on the following proposals.

Election of Directors

A proposal to elect three directors to our board to hold office until the next annual meeting of shareholders or until their respective successors are elected and qualified. Our current board members are standing for reelection: Jason M. Anderson; John A. Cassarini, our chairman; and Dwain K. Irvin, our chief executive officer. The affirmative vote of the holders of shares entitled to cast a plurality of the votes present at the meeting is required to elect directors. Biographical information about our board members is summarized below.

Jason M. Anderson, age 49, is experienced in the fields of biological discovery, genomic modeling, drug development and national security. He joined our board on March 18, 2022 and serves on the audit committee. From 2016 to 2021, he served as a co-founder and member of the board of EdenRoc Sciences, LLC, a privately held biotechnology company formed to cultivate world-class life sciences start-up companies including Liberty Biosecurity, LLC, where Mr. Anderson served as co-founder and chief executive officer from 2014 to 2021. Mr. Anderson has co-authored several granted patents in the life sciences that describe how genomic and biological information can be securely disseminated. From 1998 to 2014, Mr. Anderson served as a diplomat for the United States Department of State. He holds a MSc. from the London School of Economics and Political Science and a BA from the University of California, San Diego.

John A. Cassarini, age 56, has decades of capital markets experience as an investor and portfolio manager. He joined our board on March 14, 2022 and serves as chair of the board and the audit committee. During the past five years he has been a private investor. Prior to that, he managed small-cap portfolios for numerous institutions, including Lehman Brothers, Barclays and Ingalls & Snyder. Mr. Cassarini has a BA in finance from Fordham University and an MBA from Columbia University.

Dwain K. Irvin, PhD, MPH, age 55, is a published researcher and patent author. Dr. Irvin stepped into the CEO role at NovAccess in October 2020, after heading the biotechnology division of Innovest Global and joined our board on March 18, 2022. NovAccess acquired StemVax, LLC from Innovest in September 2020. Dr. Irvin received his PhD from the University of California, Los Angeles School of Medicine, his MPH from UCLA School of Public Health, and trained at The Wallenberg Neuroscience Center at Lund University in Lund, Sweden. He was also a professor faculty member at Cedars-Sinai Medical Center, Department of Neurosurgery. Dr. Irvin received his PhD in Molecular & Medical Pharmacology and Developmental Neuroscience with an emphasis on neural stem cell fate and differentiation. His research focused on neural development and notch signaling in mammalian neural stem cells. He also worked as an NIH/NINDS post-doctoral fellow in Dr. Anders Bjorklund’s laboratory in Lund, Sweden. There, his focus was on research projects that investigated the potential role of cell replacement therapy for patients with Parkinson’s disease. They developed several protocols for the efficient generation of dopaminergic neurons from forebrain and ventral midbrain stem and progenitor cells. Dr. Irvin also worked as a research scientist, assistant professor, and faculty member at Cedars-Sinai Medical Center, Department of Neurosurgery. He led research investigations in the role of adaptive immunity in Parkinson’s disease. He also developed two patents in the area of immunotherapy for brain tumor patients, specifically glioblastoma. His research team focused on molecular mechanisms that impart therapeutic resistance in cancer cells, including cancer stem cells, to develop novel immunotherapies for brain tumor patients.

Approval of 2022 Equity Plan

A proposal to approve the NovAccess Global Inc. 2022 Equity Incentive Plan (the “plan”). Our board adopted the plan on May 12, 2022. The plan provides for up to 2.0 million equity grants, including shares, restricted shares, tax qualified options, non-qualified options, stock appreciation rights, and other equity-based grants. The plan allows for grants to the directors, executive officers, other employees, and consultants of NovAccess and its subsidiaries. The term of the plan is ten years. Initially our board of directors will administer grants under the plan, but the board is considering forming a compensation committee to administer the plan. Currently no grants have been made under the plan. This description is a brief summary of the terms of the plan. If you are interested in the details of the plan, please refer to the full text of the plan filed as an exhibit to our Current Report on Form 8-K dated May 12, 2022. The approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal.

Advisory Vote to Approve the Company’s 2021 Executive Compensation

A proposal to approve, on a non-binding, advisory basis, the fiscal 2021 compensation of our senior executive officers, which is summarized under “Executive Compensation” on page eleven of our Annual Report on Form 10-K for the year ended September 30, 2021. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our most highly compensated executive officers. The vote is advisory, which means that the vote is not binding on NovAccess or our board. However, our board values the opinions of our shareholders, and to the extent there is any significant vote against the compensation of our executive officers, we will consider our shareholders’ concerns and the board will evaluate whether any actions are necessary to address those concerns. The approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal.

Ratification of Appointment of the Company’s Independent Accounting Firm

A proposal to ratify the appointment of the accounting firm of M&K CPAS, PLLC to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2022. M&K has served as our independent registered public accounting firm since November 2019 and is considered by our audit committee, board of directors, and management team to be well qualified. If the shareholders fail to ratify M&K’s appointment, the audit committee may, but is not required to, reconsider whether to retain M&K. Even if the appointment is ratified, the audit committee may direct the appointment of a different accounting firm at any time during the year if it determines that a change would be in the best interests of NovAccess and its shareholders. The approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal.

We may also consider any other business that may properly come before the meeting or any adjournment of the meeting. Additional information about NovAccess is included in our Annual Report on Form 10-K for the year ended September 30, 2021 and subsequent quarterly and current reports filed with the Securities and Exchange Commission and available on our website at www.NovAccessGlobal.com.

How to Submit Questions for Management and Vote at the Meeting

Because the meeting will be held virtually, we ask that you submit any questions you would like management to address in advance of the meeting by email to Info@NovAccessGlobal.com. If you are a shareholder and would like to vote at the meeting, you may request a ballot by emailing us at Info@NovAccessGlobal.com. We may require additional information to confirm that you are a NovAccess shareholder entitled to vote at the meeting. If your shares are held in “street name” by a bank, broker, trust or other nominee, you must obtain a legal proxy, executed in your favor, from the nominee authorizing you to vote at the meeting. If you change your mind after submitting a ballot, you may revoke or change your vote before the meeting. If you have questions about how to vote or need a ballot, please contact us at 213-642-9268 or Info@NovAccessGlobal.com.

We encourage you to attend the meeting; however, no action is required by our shareholders in connection with this notice. We are not asking you for a proxy and you are requested not to send us a proxy.

By Order of the Board of Directors,

/s/ Dwain K. Irvin

By Dwain K. Irvin

Chief Executive Officer